AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 7, 2006.

                              REGISTRATION NO. 333-

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                              ATC HEALTHCARE, INC.
             (Exact Name of Registrant as Specified in its Charter)

          Delaware                          8082                  11-2650500
------------------------------- ---------------------------- -------------------
(State or other jurisdiction of (Primary Standard Industrial  (I.R.S. Employer
incorporation or organization)   Classification Code Number) Identification No.)


                               1983 MARCUS AVENUE
                             LAKE SUCCESS, NY 11042
                                 (516) 750-1600

   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 David Savitsky
                            c/o ATC Healthcare, Inc.
                               1983 Marcus Avenue
                             Lake Success, NY 11042
                                 (516) 750-1600

            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                  WITH COPY TO:

                              David J. Hirsch, Esq.
                       Keevican Weiss Bauerle & Hirsch LLC
                      11th Floor, Federated Investors Tower
                               1001 Liberty Avenue
                              Pittsburgh, PA l5222
                                 (412) 355-2600


                       (COVER CONTINUES ON FOLLOWING PAGE)

 As soon as practicable after the effective date of this Registration Statement
 ------------------------------------------------------------------------------
        (Approximate date of commencement of proposed sale to the public)

If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, check the following box: [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. [ ]

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------------
Title of Each Class of      Amount to be     Proposed Maximum     Proposed Maximum        Amount of
  Securities to be         Registered (1)   Offering Price Per   Aggregate Offering   Registration Fee (3)
     Registered                                 Share (2)            Price (2)
----------------------------------------------------------------------------------------------------------
Class A Common Stock,
   $.01 par value            10,430,688           $0.38             $3,977,632             $510.39
----------------------------------------------------------------------------------------------------------

(1) Pursuant to Rule 416 under the Securities Act of 1933, the number of shares of common stock registered hereby is subject to adjustment to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and Rule 457(g) under the Securities Act of 1933, using: (a) for 2,144,703 shares, the average of the high and low sale price, as reported on the American Stock Exchange, on July 28, 2005, which was $0.39 per share; (b) for 4,516,840 shares, the thirty-trading-day, moving average, last sale price, as reported by the American Stock Exchange, for the thirty trading days prior to September 14, 2005, which was $0.37 per share; and (c) for 3,769,145 shares, the average of the high and low sale price, as reported on the American Stock Exchange, on August 4, 2006, which was $0.39 per share.

(3) Of the total amount of the Registration Fee, $117.70 was paid on August 3, 2005 at the time of the original filing of this Registration Statement No. 127155, $235.40 was paid on September 26, 2005 at the time of filing of Amendment No. 1 to this Registration Statement No 127155, and $157.29 is being paid at the time of the filing of this Registration Statement.

     THE REGISTRANT AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

     THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

       PRELIMINARY PROSPECTS, SUBJECT TO COMPLETION, DATED AUGUST 7, 2006

                              ATC HEALTHCARE, INC.
                     UP TO 10,430,688 SHARES OF COMMON STOCK

     This prospectus relates to the resale by the selling stockholders of up to 10,430,688 shares of our common stock. The selling stockholders may sell common stock from time to time in the principal market on which the stock is traded at the prevailing market price or in negotiated transactions.

     We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. However, all costs associated with this registration will be borne by us.

     Our common stock is currently traded on the American Stock Exchange under the symbol AHN. As of August 3, 2006, the closing price of our common stock was $0.39.

            INVESTING IN OUR COMMON STOCK INVOLVES SUBSTANTIAL RISKS.
                               SEE "RISK FACTORS."

     No underwriter or person has been engaged to facilitate the sale of the shares of common stock in this offering. None of the proceeds from the sale of stock by the selling stockholders will be placed in escrow, trust or any similar account.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     This prospectus is included in the Registration Statement that was filed by ATC Healthcare, Inc. with the Securities and Exchange Commission.

     This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                THE DATE OF THIS PROSPECTUS IS AUGUST_____, 2006.

                                TABLE OF CONTENTS


                                                                         PAGE
                                                                         ----

SUMMARY....................................................................1
THE OFFERING...............................................................1
RISK FACTORS...............................................................1
   RISKS RELATED TO OUR BUSINESS...........................................2
   RISKS RELATING TO OUR STANDBY EQUITY DISTRIBUTION AGREEMENT............10
   RISKS RELATED TO OUR COMMON STOCK......................................11
FORWARD-LOOKING STATEMENTS................................................13
USE OF PROCEEDS...........................................................13
SELLING STOCKHOLDERS......................................................14
PLAN OF DISTRIBUTION......................................................21
LEGAL MATTERS.............................................................23
EXPERTS...................................................................23
AVAILABLE INFORMATION.....................................................23

                                     SUMMARY

     You should read this summary together with the more detailed information and our consolidated financial statements and notes incorporated by reference herein.

     This Prospectus relates to shares of our common stock which may be offered and sold from time to time by the selling stockholders identified below in the section entitled "Selling Stockholders".

     We provide supplemental staffing to health care facilities through a network of 54 offices in 31 states, of which 42 offices are operated by 31 licensees and 12 are owned and operated by us. We offer our clients qualified health care staff in over 60 job categories ranging from the highest level of specialty nurse, including critical care, neonatal and labor and delivery, to medical administrative staff, including third party billers, administrative assistants, claims processors, collection personnel and medical records clerks.

     Our principal executive offices are located at 1983 Marcus Avenue, Lake Success, New York 11042. Our telephone number is (516) 750-1600.

                                  THE OFFERING

Class A Common Stock                Up to 10,430,688 shares of our Class A
offered by selling stockholders     Common  Stock  offered  by selling  shareholders,  including shares which have been issued or are issuable in  connection with the notes,  warrants, and shares of our preferred stock as  described  below  in  the  section  of  this  prospectus entitled  "Selling  Shareholders".  That  number  represents approximately  23.83%  of the sum of (i) the  number  of our shares of Class A common  stock  outstanding  as of June 22,
                                    2006  the  record  date  for our  2006  Annual  Shareholders
                                    Meeting, which is 38,575,459,  and (ii) the number of shares issuable in  connection  with those  warrants  and shares of preferred stock,  which is 5,192,488,  for a total number of shares of 43,767,947.

Use of Proceeds                     We will not receive any proceeds from the sale of the common stock hereunder by the selling stockholders.


AMEX Symbol                         AHN

                                  RISK FACTORS

     Any investment in our shares of common stock involves a high degree of risk. You should carefully consider the following information about these risks, together with the other information contained in this prospectus, before you decide to buy our common stock. Each of the following risks may materially and adversely affect our business, results of operations and financial condition. These risks may cause the market price of our common stock to decline, which may cause you to lose all or a part of the money you paid to buy our common stock.

     We provide the following cautionary discussion of risks, uncertainties and possible inaccurate assumptions relevant to our business and our products. These are factors that we think could cause our actual results to differ materially from expected results.

                          RISKS RELATED TO OUR BUSINESS

CURRENTLY WE ARE UNABLE TO RECRUIT ENOUGH NURSES TO MEET OUR CLIENTS' DEMANDS FOR OUR NURSE STAFFING SERVICES, LIMITING THE POTENTIAL GROWTH OF OUR STAFFING BUSINESS.

     We rely substantially on our ability to attract, develop and retain nurses and other healthcare personnel who possess the skills, experience and, as required, licenses necessary to meet the specified requirements of our healthcare staffing clients. We compete for healthcare staffing personnel with other temporary healthcare staffing companies, as well as actual and potential clients, some of which seek to fill positions with either regular or temporary employees. Currently, there is a shortage of qualified nurses in most areas of the United States and competition for nursing personnel is increasing. Demand for temporary nurses over the last year has declined due to lower hospital admissions and nurses working full time for hospitals rather than working through temporary staffing agencies. Accordingly, when our clients request temporary nurse staffing we must recruit from a smaller pool of available nurses, which our competitors also recruit from. At this time we do not have enough nurses to meet our clients' demands for our nurse staffing services. This shortage has existed since approximately 2000. This shortage of nurses limits our ability to grow our staffing business. Furthermore, we believe that the aging of the existing nurse population and declining enrollments in nursing schools will further exacerbate the existing nurse shortage. To remedy the shortage we have increased advertising on our website and other industry visited websites to attract new nurses to work for us. We also offer a variety of benefits to our employees such as life insurance, medical and dental insurance, a 401(k) plan, as well as sign-on bonuses for new employees and recruitment bonuses for current employees who refer new employees to us. In addition, we have recently started recruiting nurses from foreign countries, including India and the Philippines.

THE COSTS OF ATTRACTING AND RETAINING QUALIFIED NURSES AND OTHER HEALTHCARE PERSONNEL HAVE RISEN.

     We compete with other healthcare staffing companies for qualified nurses and other healthcare personnel. Because there is currently a shortage of qualified healthcare personnel, competition for these employees is intense. To induce healthcare personnel to sign on with them, our competitors have increased hourly wages and other benefits. In response to such increases by our competitors, we raised the wages and increased benefits that we offer to our personnel. Because we were not able to pass the additional costs to certain clients, our margins declined and we were forced to close 18 of our offices that could no longer operate profitably.

WE OPERATE IN A HIGHLY COMPETITIVE MARKET AND OUR SUCCESS DEPENDS ON OUR ABILITY TO REMAIN COMPETITIVE IN OBTAINING AND RETAINING HOSPITAL AND HEALTHCARE FACILITY CLIENTS AND TEMPORARY HEALTHCARE PROFESSIONALS.

     The temporary medical staffing business is highly competitive. We compete in national, regional and local markets with full-service staffing companies and with specialized temporary staffing agencies. Some of these companies have greater marketing and financial resources than we do. Competition for hospital and healthcare facility clients and temporary healthcare professionals may increase in the future and, as a result, we may not be able to remain competitive. To the extent competitors seek to gain or retain market share by reducing prices or increasing marketing expenditures, we could lose revenues or hospital and healthcare facility clients and our margins could decline, which could seriously harm our operating results and cause the price of our stock to decline. In addition, the development of alternative recruitment channels, such as direct recruitment and other channels not involving staffing companies, could lead our hospital and healthcare facility clients to bypass our services, which would also cause our revenues and margins to decline.

OUR BUSINESS DEPENDS UPON OUR CONTINUED ABILITY TO SECURE NEW ORDERS FROM OUR HOSPITAL AND HEALTHCARE FACILITY CLIENTS.

     We do not have long-term agreements or exclusive guaranteed order contracts with our hospital and healthcare facility clients. The success of our business depends upon our ability to continually secure new orders from hospitals and other healthcare facilities. Our hospital and healthcare facility clients are free to place orders with our competitors and may choose to use temporary healthcare professionals that our competitors offer. Therefore, we must maintain positive relationships with our hospital and healthcare facility clients. If we fail to maintain positive relationships with our hospital and healthcare facility clients, we may be unable to generate new temporary healthcare professional orders and our business may be adversely affected.

DECREASES IN PATIENT OCCUPANCY AT OUR CLIENTS' FACILITIES MAY ADVERSELY AFFECT THE PROFITABILITY OF OUR BUSINESS.

     Demand for our temporary healthcare staffing services is significantly affected by the general level of patient occupancy at our clients' facilities. When a hospital's occupancy increases, temporary employees are often added before full-time employees are hired. As occupancy decreases, clients may reduce their use of temporary employees before undertaking layoffs of their regular employees. We also may experience more competitive pricing pressure during periods of occupancy downturn. In addition, if a trend emerges toward providing healthcare in alternative settings, as opposed to acute care hospitals, occupancy at our clients' facilities could decline. This reduction in occupancy could adversely affect the demand for our services and our profitability.

HEALTHCARE REFORM COULD NEGATIVELY IMPACT OUR BUSINESS OPPORTUNITIES, REVENUES AND MARGINS.

     The U.S. government has undertaken efforts to control increasing healthcare costs through legislation, regulation and voluntary agreements with medical care providers and drug companies. In the recent past, the U.S. Congress has considered several comprehensive healthcare reform proposals. Some of these proposals could have adversely affected our business. While the U.S. Congress has not adopted any comprehensive reform proposals, members of Congress may raise similar proposals in the future. If some of these proposals are approved, hospitals and other healthcare facilities may react by spending less on healthcare staffing, including nurses. If this were to occur, we would have fewer business opportunities, which could seriously harm our business.

     State governments have also attempted to control increasing healthcare costs. For example, the state of Massachusetts has recently implemented a regulation that limits the hourly rate payable to temporary nursing agencies for registered nurses, licensed practical nurses and certified nurses' aides. The state of Minnesota has also implemented a statute that limits the amount that nursing agencies may charge nursing homes. Other states have also proposed legislation that would limit the amounts that temporary staffing companies may charge. Any such current or proposed laws could seriously harm our business, revenues and margins.

     Furthermore, third party payers, such as health maintenance organizations, increasingly challenge the prices charged for medical care. Failure by hospitals and other healthcare facilities to obtain full reimbursement from those third party payers could reduce the demand for, or the price paid for our staffing services.

WE ARE DEPENDENT ON THE PROPER FUNCTIONING OF OUR INFORMATION SYSTEMS.

     Our Company is dependent on the proper functioning of our information systems in operating our business. Critical information systems used in daily operations identify and match staffing resources and client assignments and perform billing and accounts receivable functions. Our information systems are protected through physical and software safeguards and we have backup remote processing capabilities. However, they are still vulnerable to fire, storm, flood, power loss, telecommunications failures, physical or software break-ins and similar events. In the event that critical information systems fail or are otherwise unavailable, these functions would have to be accomplished manually, which could temporarily impact our ability to identify business opportunities quickly, to maintain billing and clinical records reliably and to bill for services efficiently.

WE MAY BE LEGALLY LIABLE FOR DAMAGES RESULTING FROM OUR HOSPITAL AND HEALTHCARE FACILITY CLIENTS' MISTREATMENT OF OUR HEALTHCARE PERSONNEL.

     Because we are in the business of placing our temporary healthcare professionals in the workplaces of other companies, we are subject to possible claims by our temporary healthcare professionals alleging discrimination, sexual harassment, negligence and other similar injuries caused by our hospital and healthcare facility clients. The cost of defending such claims, even if groundless, could be substantial and the associated negative publicity could adversely affect our ability to attract and retain qualified healthcare professionals in the future.

IF STATE LICENSING REGULATIONS THAT APPLY TO US CHANGE, WE MAY FACE INCREASED COSTS AND REDUCED REVENUES AND PROFITABILITY.

     In some states, firms in the temporary healthcare staffing industry must be registered to establish and advertise as a nurse-staffing agency or must qualify for an exemption from registration in those states. If we were to lose any required state licenses, we would be required to cease operating in those states. The introduction of new licensing regulations could substantially raise the costs associated with hiring temporary employees. These increased costs may not be able to be passed on to clients without a decrease in demand for temporary employees, which would reduce our revenue and profitability.

FUTURE CHANGES IN REIMBURSEMENT TRENDS COULD HAMPER OUR CLIENTS' ABILITY TO PAY US.

     Many of our clients are reimbursed under the federal Medicare program and state Medicaid programs for the services they provide. No portion of our revenue is directly derived from Medicare and Medicaid programs. In recent years, federal and state governments have made significant changes in these programs that have reduced reimbursement rates. In addition, insurance companies and managed care organizations seek to control costs by requiring that healthcare providers, such as hospitals, discount their services in exchange for exclusive or preferred participation in their benefit plans. Future federal and state legislation or evolving commercial reimbursement trends may further reduce, or change conditions for, our clients' reimbursement. Limitations on reimbursement could reduce our clients' cash flows, hampering their ability to pay us.

COMPETITION FOR ACQUISITION OPPORTUNITIES MAY RESTRICT OUR FUTURE GROWTH BY LIMITING OUR ABILITY TO MAKE ACQUISITIONS AT REASONABLE VALUATIONS.

     Our business strategy includes increasing our market share and presence in the temporary healthcare staffing industry through strategic acquisitions of companies that complement or enhance our business. Between March 2001 and February 2003, we acquired nine unaffiliated companies. These companies had an aggregate of approximately $11.8 million in revenue at the time they were purchased. We have not completed any acquisitions since February 2003. We have historically faced competition for acquisitions. While to date such competition has not affected our growth and expansion, in the future such competition could limit our ability to grow by acquisitions or could raise the prices of acquisitions and make them less attractive to us.

WE MAY FACE DIFFICULTIES INTEGRATING OUR ACQUISITIONS INTO OUR OPERATIONS AND OUR ACQUISITIONS MAY BE UNSUCCESSFUL, INVOLVE SIGNIFICANT CASH EXPENDITURES OR EXPOSE US TO UNFORESEEN LIABILITIES.

     We continually evaluate opportunities to acquire healthcare staffing companies and other human capital management services companies that complement or enhance our business. From time to time, we engage in strategic acquisitions of such companies or their assets.

     While  to  date,  we  have  generally  not  experienced   problems,   these
acquisitions involve numerous risks, including:

     o    potential loss of key employees or clients of acquired companies;

     o difficulties integrating acquired personnel and distinct cultures into our business;

     o    difficulties   integrating  acquired  companies  into  our  operating,
          financial planning and financial reporting systems;

     o    diversion of management attention from existing operations; and

     o assumption of liabilities and exposure to unforeseen liabilities of acquired companies, including liabilities for their failure to comply with healthcare regulations.

     These acquisitions may also involve significant cash expenditures, debt incurrence and integration expenses that could have a material adverse effect on our financial condition and results of operations. Any acquisition may ultimately have a negative impact on our business and financial condition. Further, our revolving loan agreement with HFG Healthco-4 LLC requires that we obtain the written consent of HFG Healthco-4 LLC before engaging in any investing activities not in the ordinary course of business, including but not limited to any mergers, consolidations and acquisitions. The restrictive covenants of the revolving loan agreement with HFG Healthco-4 LLC may make it difficult for us to expand our operations through acquisitions and other investments if we are unable to obtain their consent.

     Our January 2002 acquisition for $30.2 million of our AllCare Nursing business did not produce the results we anticipated, resulting in our decision to sell that business. In April 2005 we sold the AllCare Nursing business for approximately $20.0 million. In addition, the Company recorded a goodwill impairment of $3.8 million as of February 28, 2005.

SIGNIFICANT LEGAL ACTIONS COULD SUBJECT US TO SUBSTANTIAL UNINSURED LIABILITIES.

     We may be subject to claims related to torts or crimes committed by our employees or temporary staffing personnel. Such claims could involve large claims and significant defense costs. In some instances, we are required to indemnify clients against some or all of these risks. A failure of any of our employees or personnel to observe our policies and guidelines intended to reduce these risks, relevant client policies and guidelines or applicable federal, state or local laws, rules and regulations could result in negative publicity, payment of fines or other damages. To protect ourselves from the cost of these claims, we maintain professional malpractice liability insurance and general liability insurance coverage in amounts and with deductibles that we believe are adequate and appropriate for our operations. However, our insurance coverage may not cover all claims against us or continue to be available to us at a reasonable cost. If we are unable to maintain adequate insurance coverage, we may be exposed to substantial liabilities, which could adversely affect our financial results.

IF OUR INSURANCE COSTS INCREASE SIGNIFICANTLY, THESE INCREMENTAL COSTS COULD NEGATIVELY AFFECT OUR FINANCIAL RESULTS.

     The costs related to obtaining and maintaining workers compensation, professional and general liability insurance and health insurance for healthcare providers has been increasing as a percentage of revenue. Our cost of workers compensation, professional and general liability and health insurance for healthcare providers for the fiscal years ending February 28, 2006, February 28, 2005 and February 29, 2004 was $2.1 million, $1.9 million and $2.8 million, respectively. The corresponding gross margin for the same time periods were 23.5%, 19.4%, and 22.2%, respectively. If the cost of carrying this insurance continues to increase significantly, we will recognize an associated increase in costs that may negatively affect our margins. This could have an adverse impact on our financial condition and the price of our common stock.

IF WE BECOME SUBJECT TO MATERIAL LIABILITIES UNDER OUR SELF-INSURED PROGRAMS, OUR FINANCIAL RESULTS MAY BE ADVERSELY AFFECTED.

     Except for a few states that require workers compensation through their state fund, we provide workers compensation coverage through a program that is partially self-insured. Zurich Insurance Company provides specific excess reinsurance of $300,000 per occurrence as well as aggregate coverage for overall claims borne by the group of companies that participate in the program. The program also provides for risk sharing among members for infrequent, large claims over $100,000. If we become subject to substantial uninsured workers compensation liabilities, our financial results may be adversely affected.

WE HAVE A SUBSTANTIAL AMOUNT OF GOODWILL ON OUR BALANCE SHEET. A SUBSTANTIAL IMPAIRMENT OF OUR GOODWILL MAY HAVE THE EFFECT OF DECREASING OUR EARNINGS OR INCREASING OUR LOSSES.

     As of May 31, 2006, we had $5.4 million of goodwill on our balance sheet. The goodwill represents the excess of the total purchase price of our acquisitions over the fair value of the net assets acquired. At May 31, 2006, goodwill represented 21% of our total assets.

     Historically, we amortized goodwill on a straight-line basis over the estimated period of future benefit of up to 15 years. In July 2001, the Financial Accounting Standards Board issued SFAS No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001, as well as all purchase method business combinations completed after June 30, 2001. SFAS No. 142 requires that, beginning on March 1, 2002, goodwill not be amortized, but rather that it be reviewed annually for impairment. In the event impairment is identified, a charge to earnings would be recorded. We have adopted the provisions of SFAS No. 141 and SFAS No. 142 as of March 1, 2002. Although it does not affect our cash flow, an impairment charge has the effect of decreasing our earnings. If we are required to take a charge to earnings for goodwill impairment, our stock price could be adversely affected.

DEMAND FOR MEDICAL STAFFING SERVICES IS SIGNIFICANTLY AFFECTED BY THE GENERAL LEVEL OF ECONOMIC ACTIVITY AND UNEMPLOYMENT IN THE UNITED STATES.

     When economic activity increases, temporary employees are often added before full-time employees are hired. However, as economic activity slows, many companies, including our hospital and healthcare facility clients, reduce their use of temporary employees before laying off full-time employees. In addition, we may experience more competitive pricing pressure during periods of economic downturn. Therefore, any significant economic downturn could have a material adverse impact on our condition and results of operations.

OUR ABILITY TO BORROW UNDER OUR CREDIT FACILITY MAY BE LIMITED.

     We have an asset-based revolving credit line with HFG Healthco-4 LLC that currently has a maximum borrowing amount of $15.0 million. As of May 31, 2006 and May 31, 2005, 2005, we had approximately $10.1 million and $18.2 million, respectively, outstanding under the revolving credit line (of which $9.2 million was held for sale as of February 28, 2005) with HFG Healthco-4 LLC with additional borrowing capacity of $0.4 million and $0.1 million, respectively. On April 22, 2005 we sold our AllCare Nursing business and applied approximately $13.0 million of the proceeds to repayment of our credit line. In connection with the transaction, the credit line was extended until April 2008. At that time, approximately $7.1 million was outstanding and we had additional borrowing capacity of $1.8 million. Our ability to borrow under the credit facility is based upon, and thereby limited by, the amount of our accounts receivable. Any material decline in our service revenues could reduce our borrowing base, which could cause us to lose our ability to borrow additional amounts under the credit facility. In such circumstances, the borrowing availability under the credit facility may not be sufficient for our capital needs.

THE POSSIBLE INABILITY TO ATTRACT AND RETAIN LICENSEES MAY ADVERSELY AFFECT OUR BUSINESS.

     Maintaining quality licensees, managers and branch administrators will play a significant part in our future success. The possible inability to attract and retain qualified licensees, skilled management and sufficient numbers of credentialed health care professional and para-professionals and information technology personnel could adversely affect our operations and quality of service. Also, because the travel nurse program is dependent upon the attraction of skilled nurses from overseas, such program could be adversely affected by immigration restrictions limiting the number of such skilled personnel who may enter and remain in the United States.

OUR SUCCESS DEPENDS ON THE CONTINUING SERVICE OF OUR SENIOR MANAGEMENT. IF ANY MEMBER OF OUR SENIOR MANAGEMENT WERE TO LEAVE, THIS MAY HAVE A MATERIAL ADVERSE EFFECT ON OUR OPERATING RESULTS AND FINANCIAL PERFORMANCE.

     Changes in management could have an adverse effect on our business. We are dependent upon the active participation of Messrs. David Savitsky, our Chief Executive Officer, and Stephen Savitsky, our President. We have entered into employment agreement with both of these individuals. While no member of our senior management has any plans to retire or leave our company in the near future, the failure to retain our current management could have a material adverse effect on our operating results and financial performance. We do not maintain any key life insurance policies for any of our executive officers or other personnel.

OUR CERTIFICATE OF INCORPORATION AND BY-LAWS, AS AMENDED, CONTAIN CERTAIN PROVISIONS THAT MAY PREVENT A CHANGE IN CONTROL OF OUR COMPANY IN SITUATIONS WHEN SUCH A CHANGE IN CONTROL WOULD BE BENEFICIAL TO OUR SHAREHOLDERS, WHICH MAY HAVE A MATERIAL ADVERSE EFFECT ON OUR FINANCIAL PERFORMANCE AND THE MARKET PRICE OF OUR COMMON STOCK.

     Our By-laws provide for a classified Board of Directors with staggered three-year terms for directorships. Our By-laws also allow the Board of Directors to increase Board membership without shareholder approval. Subject to the rights of the holders of any series of preferred stock outstanding, vacancies on the Board of Directors, including new vacancies created by an increase in the authorized number of directors, may be filled by the affirmative vote of a majority of the remaining directors without shareholder approval.

     Further, subject to the rights of holders of any series of preferred stock outstanding, directors may only be removed for cause and only by the affirmative vote of the holders of at least 80% of the voting power of all of the shares of capital stock entitled to vote for the election of directors. In addition, our By-laws may be amended or repealed, or new By-laws may be adopted by the Board without shareholder approval, and our shareholders may amend, repeal or adopt new By-laws only upon the affirmative vote of 80% of the voting power of all of the shares of capital stock entitled to vote for the election of directors. Each of these provisions may allow our Board of Directors to entrench the current members and may prevent a change in control of our company in situations when such a change in control would be beneficial to our shareholders. Accordingly, these provisions of our By-laws could have a material adverse effect on our financial performance and on the market price of our common stock.

                      RISKS RELATING TO OUR STANDBY EQUITY
              DISTRIBUTION AGREEMENT WITH CORNELL CAPITAL PARTNERS,

THERE ARE A LARGE NUMBER OF SHARES  UNDERLYING OUR STANDBY  EQUITY  DISTRIBUTION
AGREEMENT AND THE SALE OF THESE SHARES MAY DEPRESS THE MARKET PRICE OF OUR COMMON STOCK.

     On April 19, 2004, we entered into a Standby Equity Distribution Agreement with Cornell Capital Partners, L.P. Pursuant to the Standby Equity Distribution Agreement, we may at our discretion, periodically sell to Cornell Capital Partners shares of Common stock for a total purchase price of up to $5.0 million. For each share of common stock purchased under the Standby Equity
Distribution Agreement, Cornell Capital Partners pays us 97% of the lowest closing bid price of the common stock during the five consecutive trading days immediately following the notice date. Further, we have agreed to pay Cornell Capital Partners, L.P. 5% of the proceeds that we receive under the Standby Equity Distribution Agreement.

     The issuance and sale of shares upon delivery of and advance by Cornell Capital Partners pursuant to the Standby Equity Distribution Agreement is likely to result in substantial dilution to the interests of other stockholders. We registered 13,078,182 shares of common stock for resale by Cornell Capital Partners pursuant to a registration statement on Form S-1, of which 12,500,000 shares were reserved for issuance pursuant to the Standby Equity Distribution Agreement. The number of shares of common stock issuable in connection with an advance under the Standby Equity Distribution Agreement will increase if the market price of our stock declines, which will cause dilution to our existing stockholders. There is no upper limit on the number of shares that we may be required to issue. This will have the effect of further diluting the proportionate equity interest and voting power of holders of our common stock and may result in a change of control of our Company.

THE CONTINUOUSLY ADJUSTABLE PRICE FEATURE OF OUR STANDBY EQUITY DISTRIBUTION AGREEMENT COULD REQUIRE US TO ISSUE A SUBSTANTIALLY GREATER NUMBER OF SHARES, WHICH WOULD CAUSE DILUTION TO OUR EXISTING STOCKHOLDERS.

     Our obligation to issue shares upon receipt of an advance pursuant to the Standby Equity Distribution Agreement is essentially limitless. The following is an example of the amount of shares of our common stock which would be issuable in connection with an advance of $53,000 under the Standby Equity Distribution Agreement, based on market prices 25%, 50% and 75% below the closing price as of June 22, 2006, the record date for our August 21, 2006 Annual Meeting of Stockholders, of $0.44 per share:

----------------------------------------------------------------------------------------------------------------------
     % Below Market          Price Per Share       With 3% Discount        Number of Shares     Percentage of Stock*
                                                                               Issuable
----------------------------------------------------------------------------------------------------------------------
          25%                    $0.3300                $0.3201                165,573                 0.429%
----------------------------------------------------------------------------------------------------------------------
          50%                     0.2200                 0.2134                248,360                 0.644%
----------------------------------------------------------------------------------------------------------------------
          75%                     0.1100                 0.1067                496,720                 1.288%
----------------------------------------------------------------------------------------------------------------------


* Based upon 38,575,459 shares of Class A common stock outstanding as of June 22, 2006.

As illustrated, the number of shares of common stock which are issuable in connection with an advance under the Standby Equity Distribution Agreement would increase if the market price of our stock should decline, which would cause dilution to our existing stockholders.

THE SALE OF OUR STOCK UNDER OUR STANDBY EQUITY DISTRIBUTION AGREEMENT COULD ENCOURAGE SHORT SALES BY THIRD PARTIES, WHICH COULD CONTRIBUTE TO THE FUTURE DECLINE OF OUR STOCK PRICE AND MATERIALLY DILUTE EXISTING STOCKHOLDERS' EQUITY AND VOTING RIGHTS.

     In many circumstances the provision of a Standby Equity Distribution Agreement has the potential to cause significant downward pressure on the price of common stock. This is particularly the case if the shares being placed into the market exceed the market's ability to absorb the increased stock or if we have not performed in such a manner to show that the equity funds raised will be used to grow our Company. Such an event could place further downward pressure on the price of our common stock. Under the terms of our Standby Equity Distribution Agreement we may request numerous drawdowns. Even if we use the Standby Equity Distribution Agreement to grow our revenues and profits or invest in assets which are materially beneficial to us, the opportunity exists for short sellers and others to contribute to the future decline of our stock price. If there are significant short sales of our stock, the price decline that would result from this activity will cause the share price to decline more so, which, in turn, may cause long holders of the stock to sell their shares thereby contributing to sales of stock in the market. If there is an imbalance on the sell side of the market for the stock, our stock price will decline. If this occurs, the number of shares of our common stock that is issuable pursuant to the Standby Equity Distribution Agreement will increase, which will materially dilute existing stockholders' equity and voting rights.

                        RISKS RELATED TO OUR COMMON STOCK

OUR FAILURE TO MEET CONTINUED LISTING STANDARDS OF THE AMERICAN STOCK EXCHANGE MAY LEAD TO THE DELISTING OF OUR COMMON STOCK, WHICH WOULD HAVE A MATERIAL ADVERSE EFFECT ON THE PRICE OF OUR COMMON STOCK.

     Our common stock is currently traded on the American Stock Exchange ("AMEX"). For continued trading on AMEX, we must meet certain continued listing standards, including maintaining a sales price of our common stock above $1.00 per share and net tangible assets of at least $6.0 million. Currently, we do not meet either of those standards. While to date we have not received a notice of noncompliance with continued listing standards, the sale of shares underlying our Standby Equity Distribution Agreement may cause significant downward pressure on the market price of our common stock, which may lead to the delisting of our common stock from AMEX.

OUR HISTORIC STOCK PRICE HAS BEEN VERY VOLATILE AND THE FUTURE MARKET PRICE OF OUR COMMON STOCK IS LIKELY TO CONTINUE TO BE VOLATILE. THIS MAY MAKE IT DIFFICULT FOR YOU TO SELL OUR COMMON STOCK AT PRICES THAT YOU FIND ATTRACTIVE.

     The public market for our common stock has historically been very volatile. Any future market price for our shares is likely to continue to be very volatile. This price volatility may make it more difficult for you to sell shares when you want at prices you find attractive. We do not know of any one particular factor that has caused volatility in our stock price. However, the stock market in general has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of companies. Broad market factors and the investing public's negative perception of our business may reduce our stock price, regardless of our operating performance. As a result, this may make it difficult or impossible for you to sell our common stock at prices that you find attractive.

IF WE ARE DELISTED FROM AMEX, OUR COMMON STOCK MAY BE SUBJECT TO THE "PENNY STOCK" RULES OF THE SEC, WHICH MAKES TRANSACTIONS IN OUR COMMON STOCK CUMBERSOME AND MAY REDUCE THE VALUE OF AN INVESTMENT IN OUR STOCK.

     The Securities and Exchange Commission has adopted Rule 3a51-1 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, Rule 15g-9 require:

     o that a broker or dealer approve a person's account for transactions in penny stocks; and

     o the broker or dealer receive from the in investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

     In order to approve a person's account for transactions in penny stocks, the broker or dealer must:

     o obtain financial information and investment experience objectives of the person; and

     o make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

     The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the SEC relating to the penny stock market, which, in highlight form:

     o sets forth the basis on which the broker or dealer made the suitability determination; and

     o that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

     Generally, brokers may be less willing to execute transactions in securities subject to the "penny stock" rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

     Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

                           FORWARD-LOOKING STATEMENTS

     Information in this prospectus contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements can be identified by the use of words such as "believes," "estimates," "could," "possibly," "probably," "anticipates," "projects," "expects," "may," "will," or "should" or other variations or similar words. No assurances can be given that the future results anticipated by the forward-looking statements will be achieved. The following matters constitute cautionary statements identifying important factors with respect to those forward-looking statements, including certain risks and uncertainties that could cause actual results to vary materially from the future results anticipated by those forward-looking statements. Among the key factors that have a direct bearing on our results of operations are the effects of various governmental regulations, the fluctuation of our direct costs and the costs and effectiveness of our operating strategy.

                                 USE OF PROCEEDS

     This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholders. We will receive no proceeds from the sale of shares of our common stock by the selling stockholders.

                              SELLING STOCKHOLDERS

     The selling stockholders may from time to time offer and sell pursuant to this prospectus any or all of the following shares of Class A Common Stock, which have been issued or are issuable in connection with the notes, warrants, and shares of preferred stock described below: (1) the 1,840,940 shares which were issued upon conversion to the purchasers of our Convertible Notes due April 2, 2005; (2) the 500,000 shares which are issuable upon exercise of Warrants held by the purchasers of those Convertible Notes due April 2, 2005; (3) the 53,763 shares which are issuable under the Lender Warrant; (4) the 3,397,260 shares which were issued upon conversion to the purchasers of our Convertible Notes due September 14, 2006; (5) the 849,315 shares which are issuable upon exercise of Warrants held by the purchasers of those Convertible Notes due September 14, 2006; (6) the 270,270 shares which are issuable under the 2005 Finder Warrant; (7) the 2,223,000 shares which are issuable upon the conversion of shares of Series C Preferred Stock; (8) the 741,000 shares which are issuable upon exercise of the Warrants held by the purchaser of the shares of Series C Preferred Stock; (9) the 400,140 shares which are payable as the first three annual dividends on the shares of Series C Preferred Stock on an as-converted basis; and (10) the 155,000 shares which are issuable under the 2006 Finder Warrant.

     The table below sets forth the names of the selling stockholders and the number of shares of Class A Common Stock which each selling stockholder may offer pursuant to this prospectus. Unless set forth below, to our knowledge, none of the selling stockholders has, or within the past three years has had, any material relationship with us or any of our predecessors or affiliates.

     The selling stockholders may from time to time offer and sell any or all of the shares under this prospectus. Because the selling stockholders may offer all or some of the common stock offered pursuant to this prospectus, we cannot estimate how many shares of common stock the selling stockholders will hold upon consummation of any such sales.

 NAME AND ADDRESS OF                    SHARES BENEFICIALLY OWNED     NUMBER OF SHARES      SHARES BENEFICIALLY
  BENEFICIAL OWNER                         BEFORE THE OFFERING         BEING OFFERED          OWNED AFTER THE
                                                                                                OFFERING (1)

                                          Number        Percent(2)                           Number      Percent(2)

William Greenwald
c/o Yeshiva Rabbi Solomon Kluger        117,047(3)          *            117,047(3)            0             0
School Inc.
1876 50th Street
Brooklyn, NY 11204

Phil Lifschitz
7 Tulane Drive                          351,141(3)          *            351,141(3)            0             0
Livingston, NJ 07039

David Jaroslawicz                       468,188(3)          *            468,188(3)            0             0
1140 Riverside Dr., 9H
New York, NY 10024

Steven Grodko                           772,282(3)         1.8%          702,282(3)         20,000           *
596 S. Forest Drive
Teaneck, NJ 07666

Jeffrey Grodko                          167,047(3)          *            117,047(3)         50,000           *
1865 E. 28th St.
Brooklyn, NY 11229

Gary Orlofsky                           157,047(3)          *            117,047(3)         40,000           *
18 Voyager Ct.
Monsey, NY 10952

Isaac R. Dweck                          667,988(3)        1.58%          468,188(3)         199,800          *
1 W. 37th St., 4th Floor
New York City, NY 10018

HFG Healthco-4, LLC                     53,763(4)           *             53,763(4)            0             0
c/o Health Finance Group, Inc.
110 Wall Street, 2nd Floor
New York, NY 10005

Roaring Fork Capital SBIC LP           5,507,809(5)        13%          5,507,809(3)           0             0
5350 South Roslyn Street
Suite 380
Greenwood Village, CO  80111

Steven M. Bathgate                     127,020(6)(8)        *           127,020(6)(8)          0             0
6376 Tufts Avenue
Englewood, CO   80111

Steven M. Bathgate IRA                  339,725(7)          *            339,725(7)            0             0
6376 Tufts Avenue
Englewood, CO   80111

Margaret Bathgate                       339,725(7)          *            339,725(7)            0             0
6376 W. Tufts Avenue
Englewood, CO   80111

Lawrence Bathgate IRA                   107,114(7)          *            107,014(7)            0             0
28532 Congressional Ct.
Easton, MD   21601

Robert E. Neider                         54,356(7)          *             54,356(7)            0             0
8 Glenmor Cir
Cherry Hills Village, CO   80113

Jerry W. Peterson                        84,932(7)          *             84,932(7)            0             0
3 Lyn Road
Englewood, CO   80113

Kim J. Gloystein IRA                     91,726 (7)         *             91,726(7)            0             0
7430 S. Indian Lake Dr
Vicksburg, MI   49097

John David Kucera IRA                    45,863(7)          *             45,863(7)            0             0
6178 S. Alton Way
Greenwood Village, CO   80111

Douglas Kelsall IRA                      84,932(7)          *             84,932(7)            0             0
6117 East Princeton Ave.
Englewood, CO  80111

George Lind III                          52,319(7)          *             52,319(7)            0             0
2 Drive Lane
Littleton, CO   80123

Vicki D. E. Barone                    140,360(6)(7)(8)      *         140,360(6)(7)(8)         0             0
7854 S. Harrison Cir
Centennial, CO   80122

Debra Korbelik Trust                    128,459(7)          *            128,459(7)          27,900          *
10495 E. Water Well Rd
Gypsum, KS   67448

Morris I. McDonald Jr.                  226,258(7)          *            226,258(7)            0             0
27 Charlou Cir
Englewood, CO   80111

Kent & Elizabeth Lund                    56,055 (7)         *             56,055(7)            0             0
203 S. Pontiac St.
Denver, CO   80230

Susan K. Huebner                        122,301(7)          *            122,301(7)            0             0
16318 E. Berry Ave
Centennial, CO   80015

Frederic W. Duboc IRA                   254,795 (7)         *            254,795(7)            0             0
5500 S. Pemberten Drive
Greenwood Village, CO   80121

Virginia S. McDonald Rev. Trust          30,140(7)          *             25,140(7)           5,000          *
6044 E. Briarwood Dr.
Centennial, CO   80112

James E. McDonald Rev. Trust             30,140(7)          *             25,140(7)           5,000          *
6044 E. Briarwood Dr.
Centennial, CO   80112

Paul Hoff                                54,356(7)          *             54,356(7)            0             0
2543 Bluff Road
Seawrd, NE   68434

Andrea Bauer                            6,000(6)(8)         *           6,000(6)(8)            0             0
5350 South Roslyn Street
Suite 400
Greenwood Village, CO 80111

Peter Bloomquist                         10,000(6)          *             10,000(6)            0             0
5350 South Roslyn Street
Suite 400
Greenwood Village, CO 80111


Michael Donnelly                       25,500(6)(8)         *           25,500(6)(8)           0             0
5350 South Roslyn Street
Suite 400
Greenwood Village, CO 80111

David Drennan                          18,120(6)(8)         *           18,120(6)(8)           0             0
5350 South Roslyn Street
Suite 400
Greenwood Village, CO 80111

Gregory & Ann Fulton                      5,911(6)          *             5,911(6)             0             0
5350 South Roslyn Street
Suite 400
Greenwood Village, CO 80111

Richard Huebner                        111,952(6)(8)        *          111,952(6)(8)           0             0
5350 South Roslyn Street
Suite 400
Greenwood Village, CO 80111

Susan Ross                                2,000(6)          *             2,000(6)             0             0
5350 South Roslyn Street
Suite 400
Greenwood Village, CO 80111

Lee Schlessman                            8,867(6)          *             8,867(6)             0             0
5350 South Roslyn Street
Suite 400
Greenwood Village, CO 80111

Nancy Stratton                           750(6)(8)          *            750(6)(8)             0             0
5350 South Roslyn Street
Suite 400
Greenwood Village, CO 80111

Scott Liolios                            3,000(8)           *             3,000(8)             0             0
5350 South Roslyn Street
Suite 400
Greenwood Village, CO 80111

Jon Krulijac                             1,000(8)           *             1,000(8)             0             0
5350 South Roslyn Street
Suite 400
Greenwood Village, CO 80111

Kevin Sylla                               500(8)            *              500(8)              0             0
5350 South Roslyn Street
Suite 400
Greenwood Village, CO 80111

Anita Dudley                             2,000(8)           *             2,000(8)             0             0
5350 South Roslyn Street
Suite 400
Greenwood Village, CO  80111


*    Less than one percent.
(1)  Assumes that all shares of Class A Common Stock offered hereby are sold.
(2) Based upon the sum of the number of shares of Class A common stock(a) outstanding on June 22, 2006, which is 38,575,459, (b) issuable upon the exercise of the warrants described below, which is 2,569,348 (c) issuable upon the conversion of shares of Series C Preferred Stock, which is 2,223,000, and (d) payable as the first three annual dividends on shares of Series C Preferred Stock on an as-converted basis, which is 400,140, for a total number of shares of 43,767,947.
(3) Includes shares issued in connection with the conversion of the Convertible Notes due April 2, 2005 and shares issuable upon exercise of the related Warrants.
(4)  Includes shares issuable upon exercise of the Lender Warrant.
(5) Includes (a) 2,143,669 shares issued in connection with the conversion of the Convertible Notes due September 14, 2006, along with shares issued as interest on those Notes and shares issuable upon exercise of the related Warrants; (b) 2,964,000 shares issuable upon the conversion of the Series C Preferred Stock, along with shares issuable upon exercise of the related
     Warrants; and (c) 400,140 shares payable as the first three annual dividends on Series C Preferred Stock on an as-converted basis.
(6) Includes allocable shares totaling 270,270 issuable upon exercise of the 2005 Finder Warrant, which Bathgate Capital Partners has allocated among and assigned to certain of its officers and employees.
(7) Includes shares issued in connection with the conversion of the Convertible Notes due September 14, 2006, along with shares issued as interest on those Notes, and shares issuable upon exercise of the related Warrants.
(8) Includes allocable shares totaling 155,000 issuable upon exercise of the 2006 Finder Warrant, which Bathgate Capital Partners has allocated among and assigned to certain of its officers and employees.

Convertible Notes Due April 2, 2005 and Related Warrants

     Several of the selling stockholders may sell under this prospectus shares of our Class A Common Stock which they have received under our $500,000 of Convertible Notes due April 2, 2005. Those Notes did not bear interest and have been repaid by delivery of Class A Common Stock based upon a price of $0.2716 per share. Each Convertible Note was accompanied by a Warrant to purchase one-half share of our Class A Common Stock for each dollar of the Note purchased. The exercise price of the Warrants is $0.75 per share. Shares of our Class A Common Stock purchasable under the Warrants are also covered by this prospectus.

Lender Warrant

     This prospectus also covers sales by HFG Healthco-4 LLC, our senior lender ("HFG"), of Class A Common Stock, which it may receive under the Warrant (the "Lender Warrant") to purchase 53,763 shares of Class A Common Stock issued to our Lender. The Lender Warrant entitles HFG to purchase the Class A Common Stock at a purchase price of $.01 per share.

Convertible Notes Due September 14, 2006 and Related Warrants

     Several of the selling shareholders may sell under this prospectus shares of our Class A Common Stock which they have received under our $1,250,000 of Convertible Notes due September 14, 2006. Those notes bore interest at the rate of 12 percent (12%) per year in shares. All principal and interest owing under those Notes has been repaid by the delivery of Class A Common Stock based upon a price of $0.37 per share. Each Convertible Note was accompanied by a Warrant to purchase one share of our Class A Common Stock for each four shares into which the Note was convertible. The Warrants are exercisable at $0.60 per share for a period of five (5) years. Shares of our Class A Common Stock purchaseable under those Warrants are also covered by this prospectus.

2005 Finder Warrant

     Bathgate Capital Partners LLC ("Bathgate"), acted as a finder in connection with the placement of our Convertible Notes due September 14, 2006. As part of its finder's fee, Bathgate received a warrant ("2005 Finder Warrant") to purchase 270,270 shares of our Class A Common Stock. The Finder Warrant is exercisable at $0.37 per share for a period of five (5) years. Bathgate has allocated the shares covered by its Finder Warrant among seven of its employees. Shares of our Class A Common Stock purchasable under the warrants allocated to those assignees are also covered by this prospectus.

6% Convertible Series C Preferred Stock

     Roaring Fork Capital SBIC L.P. ("Roaring Fork") may sell under this prospectus shares of our Class A Common Stock which it may receive upon conversion of its shares of our 6% Convertible Series C Preferred Stock ("Series C Preferred Stock"). On May 31, 2006, we sold to Roaring Fork 500 shares of our Series C Preferred Stock at $2,000.70 per share for approximately $1.0 million. Shares of Series C Preferred Stock are convertible into shares of Class A Common Stock at $0.45 per share of Common Stock. Roaring Fork's 500 shares of Series C Preferred Stock are convertible into 2,223,000 Class A Common shares. As part of that purchase, Roaring Fork also received a warrant to purchase 741,000 shares of Class A Common Stock at $0.60 per share over a five-year period. Shares of our Class A Common Stock purchasable under the warrants are also covered by this prospectus.

     Dividends are payable on shares of Series C Preferred Stock at the annual rate of 6% of the issuance price of $2,000.70 per share in shares of Series C Preferred Stock, but not in cash. Accrued dividends are payable twice annually, on June 10 and December 10 of each year. The first payment is due on December 10, 2006. The annual dividend payable to Roaring Fork on its 500 shares of Series C Preferred Stock on the basis of the conversion of those shares into 2,223,000 Class A Common Shares is equal to 133,380 shares of Class A Common Stock. This prospectus also covers 400,140 shares of our Class A Common Stock payable to Roaring Fork on an as-converted basis as the first three annual dividends on its shares of Series C Preferred Stock.

2006 Finder Warrant

     Bathgate Capital Partners LLC acted as a finder in connection with the placement of shares of our Series C Preferred Stock to Roaring Fork. As part of its finder's fee, Bathgate received a warrant ("2006 Finder Warrant") to purchase 155,000 shares of our Class A Common Stock for $0.60 per share. Bathgate has allocated the shares covered by its Finder Warrant among eleven of its employees. Shares of our Class A Common Stock purchasable under the warrants allocated to those assignees are also covered by this prospectus.

                              PLAN OF DISTRIBUTION

     The selling stockholders and any of their respective pledgees, donees, assignees and other successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

     o ordinary brokerage transactions and transactions in which the broker-dealer solicits the purchaser;
     o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
     o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
     o an exchange distribution in accordance with the rules of the applicable exchange;
     o    privately-negotiated transactions;
     o short sales that are not violations of the laws and regulations of any state or the United States;
     o broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;
     o    through the writing of options on the shares;
     o    a combination of any such methods of sale; and
     o    any other method permitted pursuant to applicable law.

     The selling stockholders may also sell shares under Rule 144, or other exemptions from registration, under the Securities Act, if available, rather than under this prospectus. The selling stockholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

     The selling stockholders may also engage puts, calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

     The selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The selling stockholders cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling stockholders. The selling stockholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, may be deemed to be "underwriters" as that term is defined under the Securities Act of 1933 or the Securities Exchange Act of 1934, or the rules and regulations under such acts. Accordingly, any commissions received by any such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

     We are required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling stockholders, but excluding brokerage commissions or underwriter discounts.

     The selling stockholders, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. No selling stockholder has entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into.

     The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholders defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares. The selling stockholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations under such act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by the selling stockholders or any other such person. In the event that the selling stockholders are deemed affiliated purchasers or distribution participants within the meaning of Regulation M, then the selling stockholders will not be permitted to engage in short sales of common stock. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. In regards to short sells, the selling stockholder can only cover its short position with the securities they receive from us upon conversion. In addition, if such short sale is deemed to be a stabilizing activity, then the selling stockholder will not be permitted to engage in a short sale of our common stock. All of these limitations may affect the marketability of the shares.

     We have agreed to indemnify the selling stockholders, or their transferees or assignees, against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may be required to make in respect of such liabilities.

     If the selling stockholders notify us that they have a material arrangement with a broker-dealer for the resale of the common stock, then we would be required to amend the registration statement of which this prospectus is a part, and file a prospectus supplement to describe the agreements between the selling stockholders and the broker-dealer.

                                  LEGAL MATTERS

     The validity of the shares of common stock being offered hereby have been passed upon for us by Keevican Weiss Bauerle & Hirsch LLC, Pittsburgh, Pennsylvania.

                                     EXPERTS

     Our financial statements as of and for the years ended February 28, 2006, February 28, 2005, and February 29, 2004, incorporated in this prospectus by reference, have been audited by Goldstein Golub and Kessler, LLP, independent registered public accountants, as stated in their report appearing herein and are so included herein in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                              AVAILABLE INFORMATION

     We file annual, quarterly, and current reports, proxy statements, and other information with the Securities and Exchange Commission. You may read and copy materials that we have filed with the Securities and Exchange Commission at the Securities and Exchange Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. Our Securities and Exchange Commission filings are also available to the public on the Securities and Exchange Commission's Internet website at http://www.sec.gov.

     This prospectus provides you with a general description of the common stock being registered. This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission. To see more detail, you should read the exhibits and schedules filed with, or incorporated by reference into, our registration statement.

     We incorporate by reference into this prospectus the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, including any filings after the date of this prospectus (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules), until this offering is completed. The information incorporated by reference is an important part of this prospectus. Any statement in a document incorporated by reference into this prospectus will be deemed to be modified or superseded to the extent a statement contained in (1) this prospectus or any prospectus supplement or (2) any other subsequently filed document that is incorporated by reference into this prospectus or any prospectus supplement, in either case, modifies or supersedes such statement.

     1. Annual Report on Form 10-K for the year ended February 28, 2006, filed on May 30, 2006, SEC File Number 001-31271;

     2. Annual Report on Form 10-K/A for the year ended February 28, 2006, filed on June 27, 2006, SEC File Number 001-31271;

     3. Quarterly Report on Form 10-Q for the quarter ended May 31, 2005, filed on July 17, 2006, SEC File Number 001-31271;

     4. Definitive Proxy Statement for our 2006 Annual Meeting of Stockholders filed on July 3, 2006, SEC File Number 001-31271;

     5. Current Reports on Form 8-K filed on October 17, 2005, May 31, 2006, June 1, 2006, June 12, 2006, and July 18, 2006, SEC File Number 001-31271; and

     6. The description of our Class A Common Stock, par value $0.01, which is contained in Amendment No. 1 to Registration Statement on Form 8-A filed on October 24, 1995, SEC File Number 000-11380, including any amendment or report filed for the purpose of updating such description.

     You may request a copy of these filings, at no cost, by calling us at (516) 750-1600 or by writing to us at the following address:

          ATC Healthcare, Inc.
          1983 Marcus Avenue
          Lake Success, NY 11042

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth an itemization of all estimated expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered:

        NATURE OF EXPENSE                                    AMOUNT

----------------------------------------       ---------------------------------

SEC Registration fee                                       $510.39(1)

Accounting fees and expenses                               7,500.00*

Legal fees and expenses                                    5,000.00*

                                                         ------------

TOTAL                                                     $12,925.61

-----------------
*       Estimated

(1) Of the total amount of the registration fee, $117.70 was paid on August 3, 2005 at the time of the original filing of this Registration Statement No. 127155, $235.40 was paid on September 26, 2005, at the time of the filing of to this Registration Statement No. 127155, and $157.29 is being paid at the time of this Registration Statement.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Our Certificate of Incorporation provides that (i) we shall, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law
("Section 145"), indemnify all persons whom it may indemnify pursuant thereto and (ii) the personal liability of our directors is eliminated to the fullest extent permitted by Section 102(b)(7) of the Delaware General Corporation Law ("Section 102(b)(7)"). We have entered into separate indemnification agreements with certain of our officers to the same effect.

     Section 145 permits us to indemnify any person who was or is a party or is threatened to be made a party to a threatened, pending or completed administrative, investigative, civil or criminal action, suit or proceeding (other than an action by or in the right of the registrant in question) by reason of the fact that he is or was a director, officer, employee or agent of our Company or is or was serving at our request as a director, officer, employee or agent of another company, partnership, joint venture, trust or "other enterprise" against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement he actually and reasonably incurred in connection with such an action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of such registrant (and, in the case of a criminal action or proceeding, had no reason to believe his conduct was unlawful). In the case of an action by or in the right of our Company he may not be indemnified in respect of any claim, issue or matter as to which he was adjudged liable to us unless and only to the extent that the court determines that he is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper.

     Payment may be made in advance of the final disposition of a criminal action or proceeding if the officer or director agrees to repay to us such an amount in the event it is determined that he was not entitled to it.
Indemnification against expenses (including attorney's fees) actually and reasonably incurred must be given under Section 145 to the extent an officer, director, employee or agent is successful in an action described above.

     In addition, Section 145 permits us to purchase and maintain insurance on behalf of any officer, director, employee and agent of our Company or any person serving at our request as an officer, director, employee or agent of another corporation serving as described above whether or not we would have the power to indemnify him under Section 145. We maintain directors and officers liability insurance for all duly elected or appointed officers and directors.

     Section 102(b)(7) permits us to eliminate or limit the personal liability of a director or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation, (iii) under Section 174 of the General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling our Company pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 16. EXHIBITS.

     The following exhibits are included as part of this Form S-3.

EXHIBIT
NUMBER            DESCRIPTION
-------           -----------

5.1               Opinion of Keevican Weiss Baurerle & Hirsch LLC.
10.1 Employmemt Agreement effective as of August 9, 2006 between the Company and Daniel M. Pess
23.1              Consent of Goldstein Golub and Kessler, LLP.

23.2 Consent of Keevican Weiss Bauerle & Hirsch LLC (incorporated in Exhibit 5.1).


ITEM 17. UNDERTAKINGS.

     (a) The undersigned Registrant hereby undertakes:

          1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

               (ii) to reflect  in the  prospectus  any facts or events  arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof), which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

               (iii) to include any  material  information  with  respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement,

          2. That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          3.   To  remove  from   registration  by  means  of  a  post-effective
               amendment any of the securities being registered which remain unsold at the termination of the offering.

          4. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the Registrant's Annual Report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended, that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          5. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act"), may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

          6. The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
               Article 3 of Regulations S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Lake Success, State of New York, on August 7, 2006.

                                             ATC HEALTHCARE, INC.

Dated: August 7, 2006               By:      /s/ DAVID SAVITSKY
                                             -----------------------------------
                                             David Savitsky,
                                             Chief Executive Officer

Dated: August 7, 2006               By:      /s/ STEPHEN SAVITSKY
                                             -----------------------------------
                                             President, Chariman of the Board.
                                             Acting Chief Financial Officer and
                                             Acting Principal Accounting Officer

                                POWER OF ATTORNEY

     EACH PERSON WHOSE SIGNATURE APPEARS BELOW CONSTITUTES AND APPOINTS DAVID SAVITSKY, ANDREW REIBEN AND STEPHEN SAVITSKY, AND EACH OF THEM, WITH FULL POWER OF SUBSTITUTION AND RESUBSTITUTION AND EACH OF THEM WITH FULL POWER TO ACT WITHOUT THE OTHER, HIS OR HER ATTORNEY-IN-FACT AND AGENT, FOR HIM OR HER AND IN HIS OR HER NAME, PLACE AND STEAD, IN ANY AND ALL CAPACITIES, TO SIGN ANY AND ALL AMENDMENTS (INCLUDING POST-EFFECTIVE AMENDMENTS) TO THIS REGISTRATION STATEMENT AND ANY REGISTRATION STATEMENT RELATING TO THIS REGISTRATION STATEMENT UNDER
RULE 462  UNDER  THE  SECURITIES  ACT OF 1933,  AND TO FILE THE  SAME,  WITH ALL
EXHIBITS THERETO, AND ALL OTHER DOCUMENTS IN CONNECTION THEREWITH, WITH THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE, GRANTING UNTO SAID ATTORNEYS-IN-FACT AND AGENTS, AND EACH OF THEM, FULL POWER AND AUTHORITY TO DO AND PERFORM EACH AND EVERY ACT AND THING REQUISITE AND NECESSARY TO BE DONE IN AND ABOUT THE PREMISES, AS FULLY TO ALL INTENTS AND PURPOSES AS HE OR SHE MIGHT OR COULD DO IN PERSON, HEREBY RATIFYING AND CONFIRMING ALL THAT SAID ATTORNEYS-IN-FACT AND AGENTS OR ANY OF THEM, OR THEIR, HIS, OR HER SUBSTITUTES OR SUBSTITUTE, MAY LAWFULLY DO OR CAUSE TO BE DONE BY VIRTUE HEREOF.

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
registration statement has been signed by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

          SIGNATURE                                    TITLE                     DATE
-------------------------------------------------------------------------------------------

/s/ DAVID SAVITSKY             Chief Executive Officer and Director          August 7, 2006
----------------------------
David Savitsky



/s/ STEPHEN SAVITSKY           President, Chairman of the Board, Acting      August 7, 2006
----------------------------   Chief Financial Officer and Acting
Stephen Savitsky               Principal Accounting Officer


             *                 Director                                      August 7, 2006
----------------------------
Bernard J. Firestone, Ph.D.


             *                 Director                                      August 7, 2006
----------------------------
Jonathan Halpert


             *                 Director                                      August 7, 2006
----------------------------
Martin Schiller

* By /s/ David Savitsky,  authorized under Power of Attorney filed with Form S-3
Registration  Statement  filed with the  Securities  and Exchange  Commission on
August 3, 2005 (File No. 333-127155).